Exhibit 5.1

16 October 2017

Fly Leasing Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda	Matter No.:883033 +65 6603 0712 alan.dickson@conyersdill.com

Dear Sirs

Fly Leasing Limited (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with the offer and sale by the Company of US$300 million 5.250% senior notes due 2024 (the “Notes"). The Notes are offered pursuant to a registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the "Commission") on August 11, 2017, declared effective on September 7, 2017 (File No. 333-219933) (the "Registration Statement") the Company’s preliminary prospectus supplement dated September 25, 2017 (together with the Registration Statement, the “Preliminary Prospectus”) and the final prospectus supplement dated September 29, 2017 (together with the Preliminary Prospectus, the “Final Prospectus”, such term as well as “Registration Statement” and “Preliminary Prospectus” does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the following documents:

(i)	the Registration Statement;
(ii)	the Preliminary Prospectus; and
(iii)	the Final Prospectus.

We have also reviewed copies of the memorandum of association and the bye‑laws of the Company, each certified by the Secretary of the Company on October 12, 2017, a copy of the resolutions of the board of directors of the Company adopted on August 9, 2017 and on September 29, 2017 (together, the "Resolutions"), an officer’s certificate from an authorized officer of the Company confirming that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, a Certificate of Compliance under the Companies Act 1981 (the “Companies Act”) issued on October 16, 2017 by or on behalf of the Registrar  of Companies in respect of the Company, a copy of a permission under the Exchange Control Act 1972 issued by the Bermuda Monetary Authority in respect of the Company dated August 17, 2007 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us, all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the documents reviewed by us, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement, Preliminary Prospectus and Final Prospectus with the Commission and the related offering of the Notes by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has the necessary corporate power and authority to offer and to issue the Notes.

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3.	The Company has taken all corporate action required to authorise the offering and issue of the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under the Securities Act or the Rules and Regulations of the Commission.

Yours faithfully

/s/ Conyers Dill & Pearman Limited

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